Exhibit 99.3

VOTING INSTRUCTION FORM – ESOP

OBA FINANCIAL SERVICES, INC.

SPECIAL MEETING OF SHAREHOLDERS

I understand that I have the right to direct the ESOP Trustee to vote my proportionate interest in the common stock of OBA Financial Services, Inc. that has been allocated to my OBA Bank ESOP account. I have been advised that my voting instructions are solicited for the Special Meeting of Shareholders of OBA Financial Services, Inc. (the “Company”) to be held on                      , 2014 or an adjournment or postponement thereof (the “Special Meeting”). I hereby direct the Trustee to vote my shares as follows:

		FOR	AGAINST	ABSTAIN
1.	A proposal to approve the Agreement and Plan of Merger between F.N.B. Corporation and OBA Financial Services, Inc., dated as of April 7, 2014, pursuant to which OBA will merge with and into F.N.B. Corporation, as well as the merger. A copy of the Agreement and Plan of Merger is included as Appendix A to the accompanying proxy statement/prospectus.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	A proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger and the merger.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	A non-binding advisory resolution approving certain compensation payable to the named executive officers of OBA in connection with the merger.	☐	☐	☐

If any other business is brought before the Special Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the OBA Bank ESOP. At the present time, the Company knows of no other business to be brought before the Special Meeting.

The Board of Directors recommends a vote “FOR” each of the above-listed proposals.

I understand that my voting instructions will be kept confidential. I acknowledge receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement/Prospectus, dated                      , 2014, and the ESOP Voting Instruction Form.

Date	Signature	Print Name

Please complete, sign, date and submit this form to Registrar and Transfer Company, in the enclosed postage-paid envelope as soon as possible. Your ESOP Voting Instruction Form must be received by Registrar and Transfer Company no later than                     , 2014. Alternatively, you may direct your vote by calling                                  (no charge) or via the Internet at https://www.                                 and follow the instructions.